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                                                                    Exhibit 12.1

                           Hanover Compressor Company
                Computation of Ratios of Earnings to Fixed Charges
           and Earnings to Fixed Charges and Preferred Stock Dividends

             (Amounts in thousands of dollars, except ratio amounts)

                                                                                             Year Ended December 31,
                                                                            --------------------------------------------------------
                                                                 March
                                                                2003 (1)     2002 (2)     2001        2000        1999       1998
                                                               ----------   ---------  ----------  ----------  ---------  ---------
Earnings:
---------
Income (loss) from continuing operations before income
  taxes .....................................................  $  (63,975)  $ (92,419) $  112,000  $   74,948  $  60,463  $  49,636
Add:
Interest on indebtedness and amortization of
   capitalized interest, debt expense and discount (3) ......      12,266      43,698      24,164      15,110      9,115     11,716
Leasing expense and the estimated interest factor
   attributable to rents ....................................      25,160      96,863      71,347      46,132     22,486      6,310
Equity in income of non-consolidated affiliates in
   excess of distributions of income ........................      (2,880)     (2,223)     (9,350)     (3,518)    (1,188)    (1,369)
                                                               ----------   ---------  ----------  ----------  ---------  ---------
   Earnings (loss) as adjusted ..............................  $  (29,429)  $  45,919  $  198,161  $  132,672  $  90,876  $  66,293
                                                               ==========   =========  ==========  ==========  =========  =========
Fixed charges:
--------------
Interest on indebtedness, amortization of debt expense
   and discount and capitalized interest (3) ................  $   12,322   $  45,822  $   26,654  $   16,871  $  10,597  $  11,716
Leasing expense and the estimated interest factor
   attributable to rents ....................................      25,160      96,863      71,347      46,132     22,486      6,310
                                                               ----------   ---------  ----------  ----------  ---------  ---------
   Total fixed charges ......................................  $   37,482   $ 142,685  $   98,001  $   63,003  $  33,083  $  18,026
                                                               ==========   =========  ==========  ==========  =========  =========
Ratio of earnings to fixed charges ..........................          --          --        2.02        2.11       2.75       3.68
                                                               ==========   =========  ==========  ==========  =========  =========

--------------
     (1) Due to Hanover's loss for the quarterly period ended March 31, 2003, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $66.9 million to achieve coverage of 1:1. During this quarterly period, we recorded $68.7 million in pre-tax charges related to the settlement of shareholder litigation. For more information regarding these pre-tax charges, see footnote 7 in the notes to condensed consolidated financial statements included in Hanover's Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

     (2) Due to Hanover's loss for the year ended December 31, 2002, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $96.8 million to achieve coverage of 1:1. During 2002, we recorded $182.7 million in pre-tax charges. For a description of these pre-tax charges, see footnote 27 in the notes to the consolidated financial statements included in Hanover's Annual Report on Form 10-K for the year ended December 31, 2002.

     (3) Includes distributions on mandatorily redeemable convertible preferred securities.

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